Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form SB2, under the caption "Experts", the reference to our report dated March 10, 2003 with respect to the Consolidated Financial Statements of Warning Model Management, Inc., (f/k/a Famous Fixins, Inc., (the "Company"), for the years ended December 31, 2002 and 2001.

/s/ Pohl, McNabola, Berg & Company LLP
Pohl, McNabola, Berg & Company LLP
December 15, 2003
San Francisco, California